Exhibit 99.1
PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Files Form 10-K for the Fiscal Year ended June 30, 2007
Montvale, NJ, September 12, 2007 . . . Datascope Corp. (NASDAQ: DSCP) announced that it filed its Form 10-K today with the Securities and Exchange Commission for the year ended June 30, 2007. The audited financial statements included in this filing reflect a change to net earnings and earnings per diluted share compared to the amounts previously disclosed in its Press Release issued on August 8, 2007. Net earnings and earnings per diluted share decreased by $0.3 million and $0.01 per share, respectively, as a result of an adjustment to Special Charges, partially offset by a favorable income tax adjustment.
About Datascope Corp.
Datascope Corp. is a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. Datascope Corp. is the global leader of intra-aortic balloon counterpulsation. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional / Vascular Products. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.